UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 2, 2025 (November 25, 2025)

Everest Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15731	98-0365432

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Seon Place – 4th Floor 141 Front Street PO Box HM 845 Hamilton, Bermuda		HM 19

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 441-295-0006

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol(s)	Name of Exchange where registered
Common Shares, $0.01 par value	EG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 20, 2025, Everest Group, Ltd. (the "Company") disclosed that in connection with the Company's appointment of Elias Habayeb as its Executive Vice President and Chief Financial Officer effective on or about May 1, 2026, Mark Kociancic will retire from his position as the Company's Executive Vice President and Chief Financial Officer after the Company's first quarter 2026 reporting cycle is completed and remain with the Company as a special advisor through a transition period.

Pursuant to the terms of an agreement between the Company and Mr. Kociancic, dated November 25, 2025 (the "Transition Agreement"), Mr. Kociancic's employment with the Company will end on July 31, 2026 (the "Departure Date"). He will serve as an advisor to the Company between May 1, 2026, and the Departure Date (the "Advisor Period").

Conditional upon Mr. Kociancic providing a supplemental release to the Company, complying with the terms of the Transition Agreement and not voluntarily terminating his employment with the Company prior to the Departure Date, the Company will provide Mr. Kociancic with accrued payments, a separation allowance, vesting of unvested restricted stock through the first anniversary of the Departure Date, and benefits continuation in accordance with Sections 6(c)(i), (ii), (iv) and (v) of the Amended and Restated Employment Agreement, dated April 25, 2024, a copy of which was filed with the United States Securities and Exchange Commission on Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q on May 3, 2024 (the "Kociancic Employment Agreement"). Specifically, the parties agreed that Mr. Kociancic is eligible for $3.9 million in compensation in the form of a target annual cash incentive bonus and equity awards (subject to the Company's 2020 Stock Incentive Plan and vesting schedule) for services performed as Chief Financial Officer during the 2025 fiscal year and pursuant to the terms of the Kociancic Employment Agreement. The parties further agreed that Mr. Kociancic is eligible for an additional $3.8 million in separation compensation in the form of cash and equity vesting pursuant to the Kociancic Employment Agreement. For services to be performed by Mr. Kociancic from January 1, 2026 through July 31, 2026, and other consideration under the Transition Agreement, the parties agreed that Mr. Kociancic will receive approximately $1.65 million in the form of salary and ordinary course employee benefits through July 31, 2026 (valued at approximately $235,000), a prorated target annual cash incentive bonus of $960,000, an equity award in February 2026 with a grant date fair value of $2.5 million (subject to the Company's applicable vesting schedule under the 2020 Stock Incentive Plan and award agreements) such that the vested value at the time of separation is estimated to be approximately $417,000, and approximately $45,000 for certain separation related expenses including attorney fees, tax preparation fees, and a COBRA reimbursement.

Mr. Kociancic will continue to be bound by the obligations under Sections 6(g), 12 and 13 of the Kociancic Employment Agreement, except that the non-competition period will run through December 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVEREST GROUP, LTD.

By:	/s/ ROBERT FREILING
Robert Freiling
Senior Vice President and Chief Accounting Officer

Dated: December 2, 2025

EXHIBIT INDEX

Exhibit Number	Description of Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document